Exhibit 26(l)

April 30, 2004

United Investors Life Insurance Company

2001 Third Avenue South

Birmingham, AL 35233

Gentlemen:

In my capacity as Senior Vice President and Chief Actuary of United Investors Life Insurance Company, I have provided advice concerning the illustration of death benefits and policy values set forth in Appendix A contained in the Post-Effective Amendment No. 9 to the Registration Statement for the United Investors Universal Life Variable Account filed on Form N-6 (File No. 333-26505) with the Securities and Exchange Commission under the Securities Act of 1933 (the “Registration Statement”) regarding the offer and sale of flexible premium variable life insurance policies (the “Policies”).

It is my professional opinion that the illustration of death benefits and policy values included in Appendix A, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy and the company’s administrative procedures. The assumptions for the illustrations (including sex, age, rating classification, premium amount and payment schedule) have not been selected so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a purchaser of a Policy than to prospective purchasers of Policies at other ages or underwriting classes. Similarly, the rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a purchaser of a Policy for male age 37 standard non-tobacco than to prospective purchasers of Policies at other ages or underwriting classes. The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policy is sold.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 9 to the Registration Statement.

Sincerely,

/s/ W. Thomas Aycock
W. Thomas Aycock, FSA, MAAA
Senior Vice President and Chief Actuary

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